[KPMG Peat Marwick, LLP letterhead]

June 12, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Ag-Bag International Limited and under the date of February 25, 1998, we reported on the financial statements of Ag-Bag International Limited as of and for the years ended December 31, 1997 and 1996. On June 9, 1998, our appointment as principal accountants was terminated. We have read Ag-Bag International Limited statements included under Item 4 of its Form 8-K dated June 12, 1998 and we agree with such statements, except that we are not in a position to agree or disagree with Ag-Bag International Limited's statements that (1) Yergen & Meyer, LLP was not engaged regarding the application of accounting principles to a specified transaction or type of opinion that might be rendered on Ag-Bag International Limited's financial statements, and (2) the change was recommended by management and approved by the Board of Directors of the Company.

Very truly yours,

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP